Exhibit 4.2

INARI MEDICAL, INC.

9272 Jeronimo Road, Suite 124

Irvine, California 92618

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

March 29, 2018

i

4.7	Delays or Omissions	24
4.8	Severability	24
4.9	Titles and Subtitles	24
4.10	Counterparts	25
4.11	Telecopy Execution and Delivery	25
4.12	Jurisdiction; Venue	25
4.13	Jury Trial	25
4.14	Further Assurances	25
4.15	Construction	25
4.16	Additional Investors	25
4.17	Termination Upon Change of Control	25

INARI MEDICAL, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Second Amended and Restated Investors’ Rights Agreement (as amended from time to time, this “Agreement”), dated March 29, 2018 (the “Effective Date”), is executed by and among Inari Medical, Inc., a Delaware corporation (the “Company”), and the persons identified on Exhibit A (each, an “Investor” and, collectively, the “Investors”). The Company and the Investors are each individually referred to in this Agreement as a “Party,” and are collectively referred to in this Agreement as the “Parties.” Otherwise undefined capitalized terms used in this Agreement are defined in Section 4.1.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series B Preferred Stock and Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of June 18, 2015 between the Company and such Investors (as amended, the “Prior Agreement”); and

WHEREAS, the Existing Investors are holders of at two-thirds of the Registrable Securities of the Company (as defined in the Prior Agreement, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least two-thirds of the Registrable Securities, and the Company;

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement and parties to this Agreement further agree as follows:

Section 1

Securities Transfer Restrictions and Registration Rights

1.1 Transfer Restrictions

(a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the Company’s benefit to be bound by this Section 1.1, provided that and to the extent that this Section 1.1 is then applicable, and provided further that:

(i) a registration statement under the Securities Act is then effective, which effective registration statement covers such proposed disposition and such disposition is made in accordance with such effective registration statement; or

(ii) such Holder will have notified the Company of the proposed disposition and will have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and such Holder will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Registrable Securities under the Securities Act.

(iii) Notwithstanding the provisions of Section 1.1(a)(i) and Section 1.1(a)(ii), no such registration statement or opinion of counsel will be necessary for a transfer by a Holder (A) that is a partnership if such transfer is made to such Holder’s partners or retired partners in accordance with partnership interests, (B) that is a corporation if such transfer is made to such corporation’s stockholders in accordance with such stockholders’ interest in such corporation, (C) that is a limited liability company if such transfer is made to such limited liability company’s members or former members in accordance with such members’ interest in the limited liability company, or (D) who is an individual if such transfer is made to such Holder’s family member or to such Holder’s trust for the benefit of such Holder or such Holder’s family member, or (E) if such transfer is made to such Holder’s affiliate (including, in the case of a venture capital fund, other venture capital funds affiliated with such fund); provided that, in each case, the transferee will be subject to the terms of this Section 1.1 to the same extent as if such transferee were an original Holder under this Agreement.

(b) Unless otherwise specified by the provisions of this Agreement, each certificate representing Registrable Securities will be stamped or otherwise imprinted with a legend substantially similar· to the following legend (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

(c) At any Holder’s request, the Company will be obligated to reissue to such Holder certificates without the legend specified in Section 1.l(b), if such Holder will have (i) received an opinion of counsel at such Holder’s expense (which counsel may be the Company’s counsel) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification, or legend and (ii) delivered such securities to the Company or to the Company’s transfer agent.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed when the Company receives an order of the appropriate state securities law authority authorizing such removal.

1.2 Requested Registration.

(a) Registration Request. At any time or times beginning on the earlier of the third anniversary of the Effective Date or the 180th day after the first closing of the Company’s initial public offering of Common Stock, if the Company will receive from Initiating Holders a written request (the “Initial Request”) that the Company register all or a part of the Registrable Securities and if such Registrable Securities registration is anticipated to result in an aggregate offering price to the public in excess of $10,000,000, then the Company will:

(i) give written notice of the proposed registration to all other Holders within 10 days of the receipt thereof from such Initiating Holders (the “Registration Notice”); and

(ii) as soon as practicable, and in any event within 90 days of the receipt of such request, use the Company’s best efforts to effect such registration (including filing post-effective amendments, receiving appropriate qualifications under applicable blue sky laws or other state securities laws, and complying appropriately with the Securities Act) so as to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities that are specified in the Initial Request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in the Initial Request as are specified in a written request received by the Company within 20 days after the Company mails or delivers the Registration Notice. Notwithstanding anything to the contrary in this Agreement, if the registration requested is to be an underwritten offering and if the underwriters have not limited the number of Registrable Securities to be underwritten, then the Company will be entitled, at the Company’s sole election, to join in any such registration with respect to securities to be offered by the Company or by any other person or entity.

(b) Registration Request Limitations. Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to effect, or to take any action to effect, any such registration pursuant to Section 1.2(a):

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) after the Company has initiated two (2) such registrations pursuant to Section 1.2(a) (counting for these purposes only (A) registrations that have been declared or ordered effective and pursuant to which securities have been sold and (B) registrations that have been withdrawn by the Holders as to which the Holders have exercised a Demand Forfeiture pursuant to Section 1.4);

(iii) during the time period starting with the effective date of a Company-initiated registration and ending on the date that is 180 days after such effective date; provided that, in each such case, the starting date for such time period will begin on the date that is 90 days before the Company’s good faith estimate of the filing date for a Company-initiated registration if the Company has delivered, within 30 days after receiving the Initial Request, written notice to the Holders specifying that the Company intends to file a registration statement for an initial public offering within 90 days after receiving the Initial Request;

(iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made under Section 1.5; or

(v) if (A) in the good faith judgment of the Company’s Board of Directors, such registration would be detrimental to the Company and the Company’s Board of Directors concludes, as a result, that the best interests of the Company and the Company’s stockholders require the Company to defer filing such registration statement at such time, and (B) the Company will furnish to such Holders a certificate signed by the Company’s President stating that, in the good faith judgment of the Company’s Board of Directors, filing such registration statement in the near future would be detrimental to the Company and that, therefore, the Company’s best interests require the Company to defer the filing of such registration statement; provided that the Company will have the right to defer such filing (except as provided in Section 1.2(b)(iii)) for a period of not more than 90 days after the Company receives the Initial Request in accordance with Section 1.2(a); and provided further that the Company will not defer the Company’s registration obligation in this manner more than once in any consecutive twelve month period.

(c) Participation. Subject to Section 1.2(e), the registration statement filed pursuant to the Initiating Holders’ request may include other Company securities with respect to which registration rights have been granted, and may include Company Securities being sold for the Company’s account.

(d) Underwriting. If the requested registration is an underwritten offering, any Holder’s right to registration pursuant to Section 1.2 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders holding at least two-thirds of the Registrable Securities held by all Initiating Holders and by such Holder with respect to such participation and inclusion) to the extent provided in this Agreement. A Holder may elect to include in such underwriting all or a part of the Registrable Securities held by such Holder.

(e) Inclusion of Other Securities.

(i) In any registration pursuant to Section 1.2, if the Company will request inclusion of securities being sold for the Company’s own account, or if other persons will request inclusion in any registration pursuant to Section 1.2, then the Initiating Holders will, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on acceptance by the Company and/or such other persons (as applicable) of the further applicable provisions of this Section 1 (including Section 1.12). If the requested registration is an underwritten offering, then the Company will (together with all Holders and other persons proposing to distribute securities held by such Holders and/or such other persons (as applicable) through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders holding at least two-thirds of the Registrable Securities held by all Initiating Holders, which underwriters will be reasonably acceptable to the Company.

(ii) Notwithstanding any other provision of this Section 1.2, but subject to the next sentence of this Section 1.2(e), if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company will so advise all Holders that would otherwise be included in such underwriting pursuant to this Section 1.2, and the number of shares that may be included in the underwriting will be allocated to the Holders on a pro-rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Notwithstanding any of the foregoing provisions in this Section 1.2, in no event will any Registrable Securities held by the Initiating Holders be excluded from such underwriting, unless all other securities are first categorically excluded. Any Registrable Securities excluded or withdrawn from such underwriting will be withdrawn from the registration.

1.3 Company Registration.

(a) If the Company, in its sole discretion, will determine to register any of the Company’s securities, either for the Company’s own account or for the account of a Holder or Holders exercising their respective demand registration rights (other than pursuant to Section 1.2, other than pursuant to Section 1.5, other than a registration relating solely to employee benefit plans, other than a registration relating to the offer and sale of debt securities, other than a registration relating to a corporate reorganization or other transaction on Form S-4 , and other than a registration on any registration form that does not permit secondary sales), then the Company will:

(i) promptly give to each Holder written notice of the Company’s intention to register such Company securities (the “Company Notice”); and

(ii) use the Company’s commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.3(b), and in any underwriting involved in such registration, all the Registrable Securities specified in a written request or requests made by any Holder and received by the Company within 20 days after the Company mailed or delivered the Company Notice to such Holder. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration for which the Company gives notice is for a registered public offering involving an underwriting, then the Company will so advise the Holders as a part of the Company Notice. In such event, any Holder’s right to registration pursuant to this Section 1.3 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided in this Agreement. All Holders proposing to distribute such Holders’ securities through such underwriting will (together with the Company and the other holders of Company securities with registration rights to participate in such underwriting and distributing such other holders’ securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

(c) Pro Rata Allocation and Inclusion of Other Securities.

(i) Notwithstanding any other provision of this Section 1.3, if an underwriters’ representative, in its sole discretion, determines that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering will be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as all such selling Holders will mutually agree. Notwithstanding the foregoing, in no event will the amount of the selling Holders’ securities included in the offering be reduced below 30% of the total amount of Securities included in such offering, unless such offering is the Company’s initial public offering, in which case the selling Holders may be excluded entirely if an underwriters’ representative makes the determination described above and if no other stockholder’s securities are included.

(ii) No securities held by any selling Holder will be excluded from such offering pursuant to this Section 1.3(c) unless all shares proposed to be sold by any other stockholder are first excluded from such offering; provided that no such exclusion will be required if such other stockholder receives the prior written consent of the holders of two-thirds of the Registrable Securities. For purposes of the preceding provisions concerning apportionment, for any selling stockholder that is both a Holder and a venture capital fund, partnership, or corporation, the affiliated venture capital funds, partners, retired partners, and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” will be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(d) Withdrawn Securities. If any person does not agree to the terms of any such underwriting, then such person will be excluded from such underwriting by written notice from the Company or an underwriters’ representative. Any Registrable Securities or other securities excluded or withdrawn from such underwriting will also be withdrawn from such registration. To facilitate the allocation of shares in accordance with the foregoing provisions, the Company or the underwriter(s) may round the number of shares allocated to any Holder to the nearest 100 shares. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, then the Company will then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.3(c).

(e) Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by the Company under this Section 1.3 before such registration becomes effective, regardless of whether any Holder has elected to include securities in such registration. The Company will pay the expenses for any such terminated or withdrawn registration pursuant to Section 1.4.

1.4 Registration Expenses. The Company will pay for all Registration Expenses (exclusive of any underwriting discounts and commissions) incurred in connection with any registration, qualification, or compliance pursuant to Section 1.2, Section 1.3, and Section 1.5 and for the reasonable and documented fees of one counsel for the selling stockholders (such fees not to exceed $35,000.00). Notwithstanding the foregoing, the Company will not be required to pay for any expenses of any registration, qualification, or compliance begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of two-thirds of the Registrable Securities to be registered (in which case all participating Holders will bear· such expenses pro-rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration); provided, however, that, if at the time of such withdrawal, the Holders have learned of a material adverse change in the Company’s condition, business, or prospects from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such material adverse change, then the Holders will not be required to pay any of such expenses and will retain their rights pursuant to Section 1.2, if any. Notwithstanding anything to the contrary in this Section 1.4, if (a) the Holders have withdrawn a registration pursuant to this Section 1.4, (b) the Holders would otherwise be required to pay all Registration Expenses for such withdrawn registration pursuant to this Section 1.4, (c) at least one demand registration remains available to the Holders pursuant to Section 1.2, and (d) the Holders of two-thirds of all Registrable Securities agree to forfeit all Holders’ right to one demand registration pursuant to Section 1.2 (a “Demand Forfeiture”), then the Company will pay all Registration Expenses for such withdrawn registration. All Selling Expenses relating to Securities so registered will be borne by the holders of such securities pro-rata on the basis of the number of shares of securities so registered on such holders’ behalf, as will any other expenses in connection with the registration required to be paid by the holders of such securities.

1.5 Registration on Form S-3.

(a) Form S-3 Registration Obligation. After the Company’s initial public offering, the Company will use the Company’s commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, any Holder or Holders will have the right to request registrations on Form S-3 (such requests will be in writing and will state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders); provided that the Company will not be obligated to effect any such registration (i) if such requesting Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000, (ii) in the circumstances described in Section 1.2(b)(i) or Section 1.2(b)(iii), or (iii) if the Company will furnish the certification described in Section 1.2(b)(v) (but subject to the frequency limitation set forth in Section 1.2(b)(v)).

(b) Other Applicable Provisions. If a request complying with the requirements of Section 1.5(a) is delivered to the Company, then the provisions of Section 1.2(a)(i), Section 1.2(a)(ii), and Section 1.2(b)(v) will apply to such registration. If the registration is for an underwritten offering, then the provisions of Section 1.2(d) and Section 1.2(e) also will apply to such registration.

1.6 Registration Procedures. In the case of each registration made effective by the Company pursuant to Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion of each registration. At the Company’s expense, the Company will use the Company’s commercially reasonable efforts to:

(a) keep such registration effective for a period of 90 days or until the Holder or Holders have completed the distribution described in the registration statement relating such registration, whichever occurs first;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish such number of prospectuses and other documents incident to such prospectus, including any prospectus amendment or prospectus supplement, as a Holder from time to time may reasonably request;

(d) register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that the Company will not be required, in connection with any such registration and qualification or as a condition to any such registration and qualification, to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating to such registration statement is required to be delivered under the Securities Act or the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) in connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.2, the Company will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock; provided that such underwriting agreement contains reasonable and customary provisions; and provided further that each Holder participating in such underwriting will also enter into and perform such Holder’s obligations under such an agreement.

1.7 Indemnification.

(a) Company Indemnification. The Company will indemnify and hold harmless each Holder, and each Holder’s officers, directors, partners, legal counsel, and accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act with respect to any registration, qualification, or compliance effected pursuant to this Section 1, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act, any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect of such expenses, claims, losses, damages, and liabilities) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or similar document) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state in such document a material fact required to be stated in such document or necessary to make the statements in such document not misleading, or any violation by the Company of the Securities Act and any applicable state securities laws or any rule or regulation under the Securities Act or state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, and each of such Holder’s officers, directors, partners, legal counsel, and accountants, and each person controlling such Holder, and each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use in such document. The Parties expressly agree and acknowledge that the indemnity agreement contained in this Section 1.7(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the Company’s consent (which consent will not be unreasonably withheld).

(b) Holder Indemnification. Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, and each of the Company’s directors, officers, legal counsel, and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, and each of their respective officers, directors, and partners, and each person controlling such Holder or other Company stockholder, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement ) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state in such document a material fact required to be stated in such document or necessary to make the statements in such document not misleading, and will reimburse the Company, and such Holders, and directors, officers, legal counsel, and accountants, and underwriters, and control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in such document; provided that such Holder’s obligations under this Section 1.7(b) will not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect of such claims, losses, damages, or liabilities) if such settlement is effected without such Holder’s consent (which consent will not be unreasonably withheld); and provided further that in no event will any indemnity under this Section 1.7(b) exceed the Net Proceeds. For purposes of this Section 1.7(b) and Section 1.7(d), the term “Net Proceeds,” with respect to any particular Holder, means the proceeds from the offering received by such Holder after deducting underwriters’ commissions, discounts, and expenses attributable to the securities sold by such Holder.

(c) Indemnification Procedures. Each Party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) will give notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of such claim or any litigation resulting from such claim, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or any litigation resulting from such claim, will be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense. Notwithstanding the foregoing, any Indemnified Party’s failure to give notice as provided in this Section 1.7(c) will not relieve the Indemnifying Party of the Indemnifying Party’s obligations under this Section 1.7 to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term of such judgment or such settlement the claimant’s or plaintiff’s release of such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party will furnish such information regarding such Indemnified Party or the claim in question as an Indemnifying Party may reasonably request in writing and as will be reasonably required in connection with defense of such claim and litigation resulting from such claim.

(d) Indemnification Unavailability. If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to in this Section 1.7, then the Indemnifying Party, instead of indemnifying such Indemnified Party under Section 1.7(a) or Section 1.7(b), will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in no event will any contribution by a Holder under this Section 1.7(d) exceed the Net Proceeds (as defined in Section 1.7(b)). The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the Parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Underwriting Agreement Conflict. Notwithstanding the foregoing provisions of this Section 1.7, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions of this Section 1.7, the provisions in the underwriting agreement will control.

1.8 Information by Holder. Each Holder will furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as will be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

1.9 Subsequent Registration Rights Limitation. Except for rights granted by the Company’s Board of Directors to banks or similar financial institutions in connection with lending arrangements (which rights shall not be senior to, nor more favorable than, the rights of Holders hereunder), from and after the Effective Date, the Company will not, without the prior written consent of at least two-thirds of the Registrable Securities of the Holders, enter into any agreement with any holder or prospective holder of any Company securities that gives such holder or prospective holder any registration rights with terms that are more favorable than, or equivalent to, the registration rights granted to the Holders under this Agreement.

1.10 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to Form S-3.

1.11 Registration Rights Transfers and Assignments. The Holder’s rights to cause the Company to register securities under this Section 1 may be transferred or assigned only by a Holder (a) that is a partnership if such transfer is made to such Holder’s partners or retired partners in accordance with partnership interests, (b) that is a corporation if such transfer is made to such corporation’s stockholders in accordance with such stockholders’ interest in such corporation, (c) that is a limited liability company if such transfer is made to such limited liability company’s members or former members in accordance with such members’ interest in the limited liability company, (d) if such transfer is made to such Holder’s family member or trust for the benefit of an individual Holder, (e) if such transfer is made to an affiliate of the Holder (including, in the case of a venture capital fund, other venture capital funds affiliated with such fund), and (f) to any transferee who validly acquires at least 250,000 shares of Registrable Securities; provided that, in each case, the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights assumes in writing such Holder’s obligations under this Section 1.

1.12 Lock-Up Agreement. Each Investor agrees to not sell or otherwise transfer or dispose of any Company Common Stock (or any other Company securities) held by such Investor (other than those included in the registration) during the 180-day period after the effective date of a Company registration statement, subject to extension in connection with FINRA and NYSE rules, filed under the Securities Act representing the Company’s initial public offering, provided that: (a) such agreement will only apply to the first such Company registration statement, including securities to be sold on the Company’s behalf to the public in an underwritten offering; and (b) all Company officers and directors and all holders of at least 3% of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 1.12 will not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Company Common Stock (or any other Company securities) subject to the foregoing restriction until the end of such 180-day period, subject to extension in connection with FINRA and NYSE rules. Each Investor agrees to execute a lock-up agreement with such underwriters in customary Form consistent with the provisions of this Section 1.12. If any stockholder subject to any such lock-up agreements is released from his restrictions prior to the end of the market-standoff period to permit the sale of Company securities, then each Holder shall likewise be so released from its restrictions pro rata based on the number of shares subject to such agreements.

1.13 Registration Delay. No Holder will have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.14 Registration Rights Termination. Any Holder’s right to request registration or inclusion in any registration pursuant to Section 1.2, Section 1.3, or Section 1.5 will terminate on the fifth anniversary of the effective date of a registration statement resulting in an underwritten registered public offering with an aggregate offering price to the public of at least $40,000,000 (after deduction of underwriting discounts, expenses, and commissions, if any) and a per share price to the public of at least $3.8703 (a “Qualified Public Offering”).

Section 2

Company Covenants.

The Company covenants and agrees, as follows:

2.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Major Holder:

(i) within 120 days after the end of each Company fiscal year (unless a majority of the Board of Directors selects a later date), audited financial reports, including a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such Company fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such Company fiscal year·, prepared in accordance with generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Company and acceptable to the Major Holders;

(ii) within 45 days after the end of each fiscal calendar quarter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarter and as of the year-to-date ending with such quarter, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, in each case compared against the Company’s then effective operating plan;

(iii) within 45 days after the end of each fiscal quarter, an updated Company capitalization table listing all stockholders, option holders, warrant holders, and debt holders as of each such quarter end;

(iv) within 30 days after the end of each fiscal calendar month, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such month and as of the year-to-date ending with such month, and a consolidated statement of income of the Company and its subsidiaries, if any, for such period, in each case compared against the Company’s then effective operating plan; and

(v) at least 30 days before the beginning of each Company fiscal year, a copy of the Company’s comprehensive annual budget and operating plan for the upcoming Company fiscal year, approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

(vi) Notwithstanding anything to the contrary in this Section 2.1(a), each Holder (in addition to each Major Holder) will receive the reports specified in Section 2.1(a)(i).

(b) Inspection Rights. The Company will afford to each Major Holder, and to such Major Holder’s accountants and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books, and records. Each Major Holder will have such other access to management and information as is necessary for such Major Holder to comply with applicable laws and regulations and reporting obligations. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Major Holders may exercise their rights under this Section 2.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements or to their interests as stockholders of the Company generally. The rights granted pursuant to this Section 2.1(b) may not be assigned or otherwise conveyed by any Major Holder or by any subsequent transferee of any such rights without the Company’s prior written consent, except that such rights may be transferred or assigned by a Major Holder (i) that is a partnership if such transfer is made to such Major Holder’s partners or retired partners in accordance with partnership interests, (ii) that is a corporation if such transfer is made to such corporation’s stockholders in accordance with such stockholders’ interest in such corporation, (iii) that is a limited liability company if such transfer is made to such limited liability company’s members or former members in accordance with such members’ interest in the limited liability company, (iv) if such transfer is made to such Major Holder’s family member or trust for the benefit of an individual Major Holder, or (v) if such transfer is made to an affiliate of the Major Holder (including, in the case of a venture capital fund, other venture capital funds affiliated with such fund); provided that, in each case, the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned; and provided further that the transferee or assignee of such rights assumes in writing such Holder’s obligations under Section 2.2.

2.2 Confidentiality/Other Activities

(a) Confidentiality. Notwithstanding anything to the contrary in this Agreement, (a) the Company will not be required to comply with Section 2.1 in respect of any Major Holder that the Company reasonably determines to be a competitor and (b) unless prohibited by law, each Major Holder agrees to hold in strict confidence and trust and not to misuse or disclose any trade secrets or confidential information that are provided by the Company to such Holder pursuant to Section 2.1 or otherwise, except such information that (i) was in the public domain prior to the time it was furnished to such Holder, (ii) is or becomes (through no willful improper action or inaction by such Holder) generally available to the public, (iii) was in its possession or known by such Holder without restriction prior to receipt from the Company, (iv) was rightfully disclosed to such Holder by a third party without restriction or (v) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, each Holder that is a limited partnership or limited liability company may disclose such proprietary or confidential information (provided, however, that intellectual property and trade secret information will only be disclosed as reasonably necessary to facilitate such communications) to any former partners or members who retained an economic interest in such Holder, current partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Holder (or any employee or representative of any of the foregoing) or legal counsel, accountants or representatives for such Holder.

(b) Right to Conduct Activities. The Company hereby acknowledges that each of Coöperatieve Gilde Healthcare IV U.A., Versant Venture Capital IV, L.P., Versant Side Fund IV, L.P., U.S. Venture Partners X, L.P., USVP X Affiliates, L.P. and CVF, LLC (each a “Fund”) is an investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business. Neither any Fund nor its partners, affiliates, advisors or affiliated investment funds shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Fund or any affiliated investment fund in any entity competitive to the Company, or (ii) actions taken by any partner, officer, advisor or other representative of such Fund or any of its affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise; provided, however, that nothing herein shall relieve any Fund or any other party from liability associated with misuse of the Company’s confidential information as set forth in Section 2.2(a) above.

2.3 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company will reimburse outside directors for all out-of-pocket expenses incurred in their services as a Company director; provided that such directors submit satisfactory evidence of such expenses to the Company.

2.4 Employee Common Stock Vesting. Except as otherwise approved by at least 75% of the Company directors then in office, all stock options granted to each existing Company employee after the Effective Date will be subject to vesting at a rate no greater than the rate specified in the following vesting schedule: 25% of the shares subject to such stock option will vest on the first anniversary date of the date that such employee began providing services to the Company (such anniversary date, the “Anniversary Date”) and 1/36 of the remainder of the shares subject to such stock option will vest monthly thereafter. With respect to any shares of such equity securities actually purchased by any such person, the Company’s repurchase option, unless otherwise approved by at least 75% of the members of the Company’s Board of Directors then in office, will provide that, upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) will have the option to purchase at cost any unvested shares of such equity securities held by such person.

2.5 Common Stock Restrictions. All Company Common Stock issued to Company employees or consultants will (a) be nontransferable before vesting, except for certain estate planning transfers, (b) be subject to a first refusal right in the Company’s favor until the closing of an initial public offering, and (c) be subject to a market stand-off provision such that no transfers or sales are permitted during a lock-up period of 180 days, subject to extension in connection with FINRA and NYSE rules, as required by underwriters in connection with an initial public offering.

2.6 Director and Officer Insurance. The Company will obtain and maintain in full force and effect director and officer liability insurance in an amount consistent with companies that are similarly situated, unless otherwise approved by a majority of the Board of Directors.

2.7 Confidential Information and Inventions Agreement. The Company shall require all of its employees and consultants to execute a Confidential Information and Inventions Agreement substantially in the form previously provided to the Investors.

2.8 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

2.9 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company (including at least two (2) of the Preferred Directors) determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

2.10 FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its commercially reasonable efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

2.11 EIF Audit Rights. A portion of the investment made by Coöperatieve Gilde Healthcare IV U.A. (“Gilde”) originated from the European Recovery Program—European Investment Fund (“EIF”) Facility. EIF and its co-investors will have the right, subject to execution of customary confidentiality agreements, to audit the use by Gilde of the contributions to Gilde by examining the Company’s relevant books and documents at reasonable times upon reasonable notice. The audit may be conducted either in person by EIF or by a duly authorized third party. Additionally, subject to Section 2.2(a), the Company shall provide Gilde specific information (e.g. headcount information) required by EIF upon request.

2.12 Termination of Covenants. The covenants set forth in this Section 2, except for Sections 2.8 and 2.9, will terminate and will be of no further force and effect immediately and automatically upon the earlier of (a) a Qualified Public Offering and (b) a Change of Control in which the Company’s stockholders receive consideration in the form of cash and/or unrestricted securities that are actively traded on a national securities exchange.

Section 3

Preemptive Rights.

3.1 Preemptive Rights. The Company grants to each Major Holder a preemptive right to purchase such Major Holder’s pro rata share of New Securities (as defined in this Section 3.1) that the Company may, from time to time, propose to sell and issue. For purposes of this preemptive right, a Major Holder’s pro rata share is the ratio of the number of shares of Common Stock owned by such Major Holder immediately before the issuance of New Securities, assuming full conversion of the Shares and exercise of any option or warrant held by such Major Holder, to the total number of shares of Common Stock outstanding immediately before the issuance of New Securities, assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options, and warrants to acquire Company Common Stock or securities convertible into Company Common Stock. Each Major Holder will also have an over-allotment right such that, if any other Major Holder fails to exercise such Major Holder’s preemptive right under this Section 3.1 to purchase such Major Holder’s pro rata share of New Securities, then the other Major Holders may purchase the non-purchasing Major Holder’s portion on a pro rata basis within 10 days after the date that such non-purchasing Major Holder fails to exercise such Major Holder’s preemptive right under this Section 3.1 to purchase such Major Holder’s pro rata share of New Securities. This preemptive right will be subject to the following provisions:

(a) New Securities. The term “New Securities” means any Company capital stock (including Common Stock and/or Preferred Stock and/or other equity securities), whether or not now authorized, and rights, options, or warrants to purchase such Company capital stock, and securities of any type whatsoever that are, or that may become, convertible into Company capital stock; provided that the term “New Securities” does not include:

(i) securities purchased pursuant to the Purchase Agreement;

(ii) shares of Common Stock issuable or issued upon conversion of shares of any series of Company Preferred Stock;

(iii) up to 5,794,108 shares (or such higher amount as is approved unanimously by the Company’s Board of Directors) of Common Stock issuable or issued to officers, directors, and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans, or other employee stock incentive programs or other arrangements approved by the Company’s Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(iv) shares of Common Stock issuable or issued upon the exercise or conversion of options, warrants, or convertible securities issued by the Company that are outstanding as of the Effective Date;

(v) securities issuable or issued as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to a stock split, stock dividend, reverse stock split, stock combination, recapitalization, or other reclassification affecting the Company’s securities;

(vi) shares of Common Stock issued in a registered public offering under the Securities Act;

(vii) securities issuable or issued pursuant to the acquisition of another corporation by the Company by merger, by purchase of substantially all of the assets, or by other reorganization or pursuant to a joint venture agreement; provided, in each such case, that such issuances are approved by the Company’s Board of Directors (including all of the Preferred Directors);

(viii) securities issuable or issued to banks, equipment lessors, or other financial institutions pursuant to a commercial leasing or debt financing transaction entered into for primarily non-equity financing purposes and in an amount not to exceed $5,000,000 and approved by the Company’s Board of Directors(including at least three (3) of the Preferred Directors (as defined in the Company’s Third Amended and Restated Certificate of Incorporation));

(ix) securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing, or other similar agreements or strategic partnerships; provided, in each such case, that the issuances are approved by the Company’s Board of Directors (including at least three (3) of the Preferred Directors) and that the number of shares so issued in any 12-month period do not exceed 20% of the outstanding shares of Common Stock of the Company (on a fully diluted as converted basis);

(x) securities issued to suppliers of goods or third-Party service providers in connection with the provision of goods or services pursuant to transactions approved by the Company’s Board of Directors (including at least three (3) of the Preferred Directors); provided that the number of shares so issued in any 12-month period do not exceed 5% of the outstanding shares of Common Stock of the Company (on a fully diluted as converted basis);

(xi) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to Section 3.1(a)(i) through Section 3.1(a)(x); and

(xii) any other securities that are excluded from the definition of New Securities by the affirmative written consent of holders of at least two-thirds of the Preferred Stock, voting as a single class on an as-converted to Common Stock basis.

(b) Preemptive Rights Procedure.

(i) If the Company proposes to undertake an issuance of New Securities, then the Company will give each Major Holder written notice of the Company’s intention, describing the type of New Securities, the price for the New Securities, and the general terms upon which the Company proposes to issue the New Securities. Each Major Holder will have 20 calendar days after any such notice is mailed or delivered to agree to purchase such Major Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating in such written notice the quantity of New Securities to be purchased.

(ii) To the extent the Major Holders do not fully exercise the preemptive right within such 20-day period and the over-allotment right as set forth above, the Company will have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered by such agreement will be closed, if at all, within 90 days from the date of such agreement) to sell the New Securities to which the Major Holders’ preemptive right option set forth in this Section 3.1 was not exercised, at a price and upon terms no more favorable to the purchasers of such New Securities than specified in the Company’s notice to Major Holders pursuant to Section 3.1 (b)(i). If , within such 90-day period, the Company has not sold the New Securities or entered into an agreement to sell the New Securities in accordance with the foregoing provisions within 90 days from the date of such agreement, then the Company will not subsequently issue or sell any New Securities without first again offering such securities to the Major Holders in the manner provided in this Section 3.1(b).

(c) Preemptive Rights Expiration. The preemptive right granted under this Agreement will expire immediately before, and will not be applicable to, a Qualified Public Offering.

(d) Preemptive Right Transfers and Assignments. The preemptive right set forth in this Section 3.1 may not be assigned or transferred, except by a Holder (i) that is a partnership if such assignment or transfer is made to such Holder’s partners or retired partners in accordance with partnership interests, (ii) that is a corporation if such assignment or transfer is made to such corporation’s stockholders in accordance with such stockholders’ interest in such corporation, (iii) that is a limited liability company if such assignment or transfer is made to such limited liability company’s members or former members in accordance with such members’ interest in the limited liability company, (iv) if such assignment or transfer is made to such Holder’s family member or trust for the benefit of an individual Holder, or (v) if such assignment or transfer is made to an affiliate of the Holder (including, in the case of a venture capital fund, other venture capital funds affiliated with such fund).

Section 4

Miscellaneous.

4.1 Certain Definitions. As used in this Agreement, the following terms have the meanings specified below:

(a) “Agreement” is defined in the first paragraph of this Agreement.

(b) “Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger, or consolidation, but excluding any such transaction if the primary purpose of such transaction is to change the Company’s domicile, and excluding any equity financing the primary purpose of which is to raise operating capital for the Company) that results in a transfer of at least a majority of the total voting power represented by the Company’s voting securities before such acquisition; or (ii) a sale, lease, or other conveyance of all or substantially all of the Company’s assets.

(c) “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d) “Company Notice” is defined in Section 1.3(a)(i).

(e) “Effective Date” is defined in the first paragraph of this Agreement.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as in effect from time to time.

(g) “Holder” means any Investor, together with such Investor’s affiliates, who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.1 and Section 1.11.

(h) “Indemnified Party” is defined in Section 1.7(c).

(i) “Indemnifying Party” is defined in Section 1.7(c).

(j) “Initial Request” is defined in Section 1.2(a).

(k) “Initiating Holders” means, as of any particular time, any Holder or Holders who, in the aggregate and at such time, hold at least two-thirds of the outstanding Registrable Securities.

(l) “Investor” is defined in the first paragraph of this Agreement.

(m) “Investors” is defined in the first paragraph of this Agreement.

(n) “Major Holder” means any Holder of at least 2,000,000 shares of Registrable Securities in the aggregate (as adjusted for any stock split, stock dividend, reverse stock split, stock combination, recapitalization, or other reclassification affecting the Company’s securities).

(o) “New Securities” is defined in Section 3.1(a).

(p) “Parties” and “Party” are defined in the first paragraph of this Agreement.

(q) “Person” means an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

(r) “Purchase Agreement” is defined in the Recitals to this Agreement.

(s) “Register,” “registered,” “registration,” and derivatives of such terms refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or order that such registration statement is effective.

(t) “Registrable Securities” means (i) shares of Common Stock issuable or issued pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) immediately above. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 1 of this Agreement are not assigned or (iii) held by a Holder (together with its affiliates) if such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding

Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed an initial public offering of its Common Stock, and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may then be sold pursuant to Rule 144 during the immediately subsequent ninety- (90-) day period.

(u) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but will not include Selling Expenses, fees and disbursements of counsel for the Holders, and the compensation of regular Company employees, which will be paid in any event by the Company.

(v) “Registration Notice” is defined in Section 1.2(a)(i).

(w) “Restricted Securities” means any Registrable Securities required to bear the first legend set forth in Section 1.1(b).

(x) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as Rule 144 may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(y) “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as in effect from time to time.

(z) “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

(aa) “Shares” means shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

4.2 Amendment. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any term of this Agreement may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least two-thirds of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144), provided that any amendment to Sections 2.9, 2.10 and 2.11 shall also require the consent of Gilde. Any such amendment, waiver, discharge, or termination effected in accordance with this Section 4.2 will be binding upon each Holder and each future holder of all such Holder’s securities. Each Investor acknowledges that, by the operation of this Section 4.2, Holders holding at least two-thirds of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement. In addition, the Company may waive performance of any obligation owing to the Company as to some or all of the Holders, or agree to accept alternatives to such performance, without receiving the consent of any Holder. If an underwriting agreement contains terms differing from this Agreement, then, as to each Holder, the terms of such underwriting agreement will govern.

4.3 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by facsimile, sent by electronic mail, or otherwise delivered by hand or by messenger addressed;

(a) if to an Investor, at the Investor’s address, facsimile number, or electronic mail address as set forth on Exhibit A, as may be updated in accordance with the provisions of this Agreement;

(b) if to any other holder of any Company securities, at such address, facsimile number, or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number, or electronic mail address to the Company, then to and at the address of the last holder of such Company securities for which the Company has contact information in the Company’s records; or

(c) if to the Company, one copy to the address or facsimile number set forth on the cover page of this Agreement and addressed to the attention of the President, or at such other address or facsimile number as the Company will have furnished to the Investors.

(d) Facsimile and Electronic Mail Notice. With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or the Company’s Bylaws, each Investor agrees that such notice may given by facsimile or by electronic mail; provided, however, that all such notices by any Party will be made in compliance with the applicable Delaware General Corporation Law requirements and that any such notice may be subsequently withdrawn by any Party in a manner consistent with Delaware General Corporation Law.

(e) Notice Effectiveness. Each such notice or other communication will, for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after such communication has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as specified above or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, when directed to the electronic mail address set forth on Exhibit A.

4.4 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to Delaware’s conflicts of law principles.

4.5 Successors and Assigns. This Agreement, and any and all rights, duties, and obligations under this Agreement, will not be assigned, transferred, delegated, or sublicensed by any Investor without the Company’s prior written consent, except by an Investor (i) that is a partnership if such assignment or transfer is made to such Investor’s partners or retired partners in accordance with partnership interests, (ii) that is a corporation if such assignment or transfer is made to such corporation’s stockholders in accordance with such stockholders’ interest in such corporation, (iii) that is a limited liability company if such assignment or transfer is made to such limited liability company’s members or former members in accordance with such members’ interest in the limited liability company, or (v) if such assignment or transfer is made to an affiliate of the Investor (including, in the case of a venture capital fund, other venture capital funds affiliated with such fund). Any attempt by an Investor without such prior written consent to assign, transfer, delegate, or sublicense any rights, duties, or obligations that arise under this Agreement will be void. Subject to the foregoing and except as otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Parties’ successors, assigns, heirs, executors, and administrators.

4.6 Entire Agreement. This Agreement and the exhibit to this Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects of this Agreement. No Party will be liable or bound to any other Party in any manner with regard to the subjects hereof or thereof by any warranties, representations, or covenants except as specifically set forth in this Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

4.7 Delays or Omissions. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power, or remedy accruing to any Party to this Agreement upon any breach or default of any other Party under this Agreement will impair any such right, power, or remedy of such non-defaulting Party, nor will such delay or omission be construed to be a waiver of any such breach or default, or an acquiescence in any such breach or default, or of or in any similar subsequent breach or default, nor will any waiver of any single breach or default be deemed a waiver of any other previous or subsequent breach or default. Any waiver, permit, consent, or approval of any kind or character by any Party with respect to any breach or default under this Agreement, or any waiver by any Party of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party to this Agreement, will be cumulative and not alternative.

4.8 Severability. Unless otherwise expressly provided in this Agreement, the Investors’ rights under this Agreement are several rights, and not rights jointly held with any of the other Investors. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, then this Agreement will continue in full force and effect without such illegal, unenforceable, or void provision, and the Parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the Parties’ intent in entering into this Agreement.

4.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, and exhibits will, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits attached to this Agreement.

4.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be enforceable against the Parties that execute such counterparts, and all of which together will constitute one instrument.

4.11 Telecopy Execution and Delivery. A facsimile, telecopy, or other reproduction of this Agreement may be executed by one or more Parties, and an, executed copy of this Agreement may be delivered by one or more Parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery will be considered valid, binding, and effective for all purposes. At any Party’s request, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy, or other reproduction of this Agreement.

4.12 Jurisdiction: Venue. With respect to any disputes arising out of or related to this Agreement, the Parties consent to the exclusive jurisdiction of, and venue in, the state courts located in Delaware (or, in the event of exclusive federal jurisdiction, the courts of the District of Delaware).

4.13 Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

4.14 Further Assurances. Each Party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership, or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

4.15 Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If any ambiguity, question of intent, or question of interpretation arises with respect to this Agreement, then this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the word “including” means “including, without limitation.”

4.16 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

4.17 Termination Upon Change of Control. Except for the rights and obligations set forth in Section 1 above which shall terminate only as set forth in Section 1.14 above, all other rights and obligations under this Agreement (excluding any then-existing obligations) will terminate upon the closing of a Change of Control.

* * * * *

The Parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INARI MEDICAL, INC. a Delaware corporation

/s/ William H. Hoffman
William H. Hoffman
President and Chief Executive Officer

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

Coöperatieve Gilde Healthcare IV U.A.

By:	/s/ Marc-Olivier Perret
Name:	Marc-Olivier Perret
Title:	Managing Partner

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

Milder Community Property Trust, dated 11/7/91

By:	/s/ Donald B. Milder
Donald B. Milder
Trustee

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

VERSANT VENTURE CAPITAL IV, L.P. VERSANT SIDE FUND IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner
By:	/s/ Kirk G. Nielsen
Name:	Kirk G. Nielsen
Title:	Managing Director

Signature Page to Second Amended and Restated Investors’ Rights Agreement

U.S. Venture Partners X, L.P. USVP X Affiliates, L.P.
By Presidio Management Group X, L.L.C. The General Partner of Each

By:	/s/ Dale Holladay
Dale Holladay, Attorney-in-Fact

Signature Page to Second Amended and Restated Investors’ Rights Agreement

Robert Rosenbluth TTEE, Robert Rosenbluth Trust Under the Robert Rosenbluth Family Trust

By:	/s/ Robert Rosenbluth
Name:	Robert Rosenbluth
Title:	TTEE

Robert Rosenbluth TTEE, Marital QTIP Trust Under the Robert Rosenbluth Family Trust

By:	/s/ Robert Rosenbluth
Name:	Robert Rosenbluth
Title:	TTEE

Signature Page to Second Amended and Restated Investors’ Rights Agreement

Brian J Cox and Kim D. Cox Co-trustees of the Cox Family Trust dated Sept. 21, 2006

By:	/s/ Brian J. Cox; /s/ Kim D. Cox
Name:	Brian J. Cox; Kim D. Cox
Title:	Co-Trustee; Co-Trustee

Signature Page to Second Amended and Restated Investors’ Rights Agreement

PAUL LUBOCK TTEE, PAUL LUBOCK LIVING TRUST U/A DTD 02/04/2009

By:	/s/ Paul Lubock Trustee
Name:	Paul Lubock
Title:	Trustee

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

Pine Avenue Partners

By:	/s/ Derrick Lee
Name:	Derrick Lee
Title:	General Partner

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

CVF, LLC

By:	/s/ Richard H. Robb
Name:	Richard Robb
Title:	Manager

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ William H. Hoffman
William H. Hoffman

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ Doug Hayman
Doug Hayman

/s/ Shawn Hayman
Shawn Hayman

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ Eben Gordon
Eben Gordon

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

Family Trust of Porter, Dtd 7/25/2007

/s/ Brian Strauss, Trustee
Brian Strauss, Trustee

/s/ Kelly Strauss - Trustee
Kelly Strauss, Trustee

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ Andrew J. Hykes
Andrew J. Hykes

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ Matthew M. Nigro
Matthew M. Nigro

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ William M. Rosenstihl
William M. Rosenstihl

/s/ Susan Rosenstihl
Susan Rosenstihl

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ Thomas A. Keene
Thomas A. Keene

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ John R. Borrell
John R. Borrell

Signature Page to Second Amended and Restated Investors’ Rights Agreement